Filed Pursuant to Rule 433

Registration No. 333-164985

Supplementing the Preliminary Prospectus

Supplement dated November 4, 2011

(To Prospectus dated February 19, 2010)

$2,000,000,000

The Dow Chemical Company

$1,250,000,000 4.125% Notes due 2021

$750,000,000 5.250% Notes due 2041

Final Term Sheet

November 4, 2011

Issuer:	The Dow Chemical Company

Long-term Debt Ratings:	Moody’s: Baa3 (Positive Outlook); S&P: BBB (Stable Outlook); Fitch: BBB (Stable Outlook)

Type of Offering:	SEC Registered (No. 333-164985)

Listing:	None

Trade Date:	November 4, 2011

Settlement Date (T+5):	November 14, 2011

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated November 4, 2011 relating to the Notes).

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	ING Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. Santander Investment Securities Inc. SMBC Nikko Capital Markets Limited Standard Chartered Bank Banca IMI S.p.A.

	The Williams Capital Group, L.P. Samuel A. Ramirez & Company., Inc.

Title of Securities:	4.125% Notes due 2021	5.250% Notes due 2041

Aggregate Principal Amount Offered:	$1,250,000,000	$750,000,000

Maturity Date:	November 15, 2021	November 15, 2041

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on May 15, 2012	Semi-annually on May 15 and November 15, beginning on May 15, 2012

Coupon (Interest Rate):	4.125%	5.250%

Price to Public (Issue Price):	99.603%	99.865%

Yield to Maturity:	4.174%	5.259%

Benchmark Treasury:	UST 2.125% due August 15, 2021	UST 4.375% due May 15, 2041

Benchmark Treasury Price and Yield:	100-28+; 2.024%	125-15; 3.059%

Spread to Benchmark Treasury:	2.150% (215 basis points)	2.200% (220 basis points)

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or from time to time in part, prior August 15, 2021 (three months prior to the November 15, 2021 maturity date), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.350% (35 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.	The Notes will be redeemable at the Issuer’s option at any time, in whole or from time to time in part, prior to May 15, 2041 (six months prior to the November 15, 2041 maturity date), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.350% (35 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

	At any time on or after August 15, 2021 (three months prior to the November 15, 2021 maturity date), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the date of redemption.	At any time on or after May 15, 2041 (six months prior to the November 15, 2041 maturity date), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP Number:	260543 CF 8	260543 CE 1

ISIN Number:	US260543CF88	US260543CE14

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800- 294-1322; Mizuho Securities USA Inc. toll free at 1-866-271-7403; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

3